UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 27, 2009

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, MO 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

Reference is made to Note 2 – Rate and Regulatory Matters to our financial statements under Part I, Item 1. Financial Statements and to Outlook under Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, each in the Form 10-Q for the quarterly period ended September 30, 2008, of registrant Ameren Corporation and its registrant subsidiary, Union Electric Company, doing business as AmerenUE (“UE”), for a discussion of UE’s request to the Missouri Public Service Commission (“MoPSC”) for an increase in its annual revenues for electric service.

As previously reported, UE requested that the MoPSC approve an increase in its annual revenues for electric service of $251 million based on a 10.9% return on equity.  UE also requested that the MoPSC approve implementation of a fuel and purchased power cost recovery mechanism and a vegetation management and infrastructure inspection and repair cost recovery mechanism.

On January 27, 2009, the MoPSC issued an order approving an increase for UE in annual revenues for electric service of approximately $162 million, based on a 10.76% return on equity, a capital structure composed of 52% common equity and a rate base of $5.8 billion.  The MoPSC also approved UE’s implementation of a fuel and purchased power cost recovery mechanism and a vegetation management and infrastructure inspection cost tracking mechanism.  The fuel and purchased power cost recovery mechanism provides for the adjustment of electric rates three times per year for a pass through to customers of 95% of changes in fuel and purchased power costs net of off-system revenues, subject to MoPSC prudency review.  The vegetation management and infrastructure inspection cost tracking mechanism provides for the tracking of expenditures that are greater or less than amounts provided for in UE’s annual revenues for electric service in a particular year, subject to a 10% limitation on increases in any one year.  The tracked amounts may be reflected in rates set in future rate cases.  In addition, pursuant to the accounting order issued by the MoPSC in April 2008, the MoPSC rate order concluded that the $25 million of operations and maintenance expenses incurred as a result of a severe ice storm in January 2007 should be amortized and recovered over a five-year period starting March 1, 2009.  The MoPSC also allowed recovery of $12 million of costs associated with a March 2007 Federal Energy Regulatory Commission order that resettled costs among Midwest Independent Transmission System Operator market participants.  The costs were previously expensed, but will be recorded as a regulatory asset and amortized over two years.

Rate changes consistent with the MoPSC order, as well as the fuel and purchased power cost recovery mechanism and vegetation management and infrastructure inspection cost tracking mechanism, are expected to become effective on March 1, 2009 with UE’s filing and MoPSC’s acceptance of conforming tariffs.  UE is evaluating the MoPSC’s order and has not decided whether to seek rehearing of any aspect of the MoPSC’s order or subsequently appeal any aspect of the order.  Moreover, any of the MoPSC Staff, the Missouri Office of Public Counsel and the intervenor parties to this rate case may similarly seek rehearing or (except in the case of the MoPSC Staff) subsequently appeal any aspect of the order.  UE cannot predict whether any such application for rehearing or appeal will be filed, or the outcome if so filed.

This combined Form 8-K is being filed separately by Ameren and UE.  Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf.  No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.  The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

/s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Accounting Officer

UNION ELECTRIC COMPANY
(Registrant)

/s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Accounting Officer

Date:  January 28, 2009